Exhibit 99.1

Hawthorn Bancshares Announces Second Quarter Earnings

LEE’S SUMMIT, Mo. — August 15, 2011 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the second quarter ended June 30, 2011.

Net income for the quarter was $1.4 million, compared to $0.8 million for the second quarter of 2010. Hawthorn earned $0.19 per diluted common share for the three months ended June 30, 2011, versus $0.06 for the second quarter of 2010 after deducting accrued dividends and accretion of $0.5 million on preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

On a year to date basis, Hawthorn Bancshares generated net income of $2.4 million, up from $1.3 million for 2010. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $1.4 million compared to $0.3 million for 2010. From a diluted earnings per common share basis, Hawthorn generated $0.29 for the six months ended June 30, 2011 compared to $0.06 per common share for the same period in 2010.

Operating Results
Net Interest Income
Net interest income for the quarter ended June 30, 2011 decreased 3.0% to $10.8 million from $11.1 million for the same period in 2010. The decrease is attributed to a lower volume of earning assets despite further strengthening of the Company’s net interest margin which increased from 3.88% for the second quarter of 2010 to 3.95% for the second quarter of 2011.

Non-Interest Income and Expense
Non-interest income for the three months ended June 30, 2011 was $2.2 million compared to $2.5 million for the same period in 2010. The decline is primarily due to a $0.2 million non-recurring non-interest income adjustment made in 2010 and a slight decrease in residential real estate refinancing activity impacting both the volume of loans sold and gains recognized. Non-interest expense for the three months ended June 30, 2011 was $9.0 million compared to $10.3 million for second quarter 2010. The decrease is largely attributed to a $1.0 million decline in other real estate expense including losses on foreclosed properties.

Loan Loss Reserve
Hawthorn’s level of non-performing loans was 6.47% of total loans at June 30, 2011, up from 6.27% at year-end 2010. During the quarter, the Company recognized net charge-offs of $0.4 million compared to $4.6 million for the second quarter of 2010. The Company provided an additional $1.9 million to the allowance for loan losses for the second quarter of 2011, compared to $2.2 million for the second quarter of 2010. The total allowance for loan losses at June 30, 2011 was $13.9 million, or 1.60% of outstanding loans and 24.7% of non-performing loans as of June 30, 2011. At December 31, 2010, the total allowance for loan losses was $14.6 million, or 1.62% of outstanding loans and 25.9% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at June 30, 2011 is adequate to cover probable losses in nonperforming loans.

Financial Condition
Comparing June 30, 2011 balances with December 31, 2010, total assets remained relatively unchanged at $1.2 billion. Continued soft loan demand resulted in loans, net of allowance for loan losses, decreasing 3.3% to $854.9 million. With low loan demand, the Company’s next highest yielding asset category is investment securities which increased 22.8% to $219.7 million. Cash & due from banks decreased 31.0% to $35.1 million. Total deposits increased 1.6% to $962.1 million. During the same period, stockholders’ equity increased 2.8% to $104.3 million or 8.7% of total assets. At 17.54% and 11.31% of total assets, total risk based and leverage capital ratios far exceed minimum regulatory requirements of 8.00% and 3.00% respectively.

For the quarter, the annualized return on average common equity was 4.93% and the annualized return on average assets was 0.47% compared with 1.41% and 0.25%, respectively, for the same period in 2010.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	June 30, 2011	December 31, 2010

Loans, net of allowance for loan losses	$854,935,767	$883,907,596
Debt securities	219,697,283	178,977,550
Total assets	1,194,707,174	1,200,172,204
Deposits	962,072,597	946,662,656
Total stockholders’ equity	104,344,261	101,488,311
	Three Months	Three Months
Statement of income information:	Ended June 30, 2011	Ended June 30, 2010

Total interest income	$13,640,632	$15,102,936
Total interest expense	2,858,101	3,988,809

Net interest income	10,782,531	11,114,127
Provision for loan losses	1,883,334	2,150,000
Noninterest income	2,178,624	2,450,020
Noninterest expense	9,008,125	10,319,638

Pre-tax income	2,069,696	1,094,509
Income taxes	661,202	312,043

Net income	1,408,494	782,466
Dividends & accretion on preferred stock issued to U.S. Treasury	501,508	501,508

Net income available to common shareholders	906,986	280,958

Earnings Per Common Share:
Basic:	$0.19	$0.06
Diluted:	$0.19	$0.06
	Six Months	Six Months
Statement of income information:	Ended June 30, 2011	Ended June 30, 2010

Total interest income	$27,223,308	$29,975,957
Total interest expense	5,960,241	8,550,796

Net interest income	21,263,067	21,425,161
Provision for loan losses	3,633,336	4,655,000
Noninterest income	4,230,704	4,455,476
Noninterest expense	18,385,849	19,450,384

Pre-tax income	3,474,586	1,775,253
Income taxes	1,112,475	499,019

Net income	2,362,111	1,276,234
Dividends & accretion on preferred stock issued to U.S. Treasury	990,410	990,410

Net income available to common shareholders	1,371,701	285,824

Earnings Per Common Share:
Basic:	$0.29	$0.06
Diluted:	$0.29	$0.06

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	June 30, 2011	December 31, 2010

Return on average assets (YTD)	0.40%	(0.29)%
Return on average common equity (YTD)	3.75%	(6.86)%
Allowance for loan losses to total loans	1.60%	1.62%
Nonperforming loans to total loans	6.47%	6.27%
Nonperforming assets to loans and foreclosed assets	8.13%	7.71%
Allowance for loan losses to nonperforming loans	24.67%	25.87%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.